UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 7, 2013

Starburst II, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-186448	46-1170005
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11501 Outlook Street 4th Floor

Overland Park, Kansas 66211

(Address of Principal Executive Offices, Including Zip Code)

(617) 928-9300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2013, Starburst II, Inc. (the “Company”) designated Admiral Michael G. Mullen, USN (ret.), 66, to the board of directors of the Company (the “Board”), conditioned on the closing of the merger of Starburst III, Inc., a wholly owned subsidiary of the Company, with and into Sprint Nextel Corporation (“Sprint”), with Sprint surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Admiral Mullen served as the 17th Chairman of the Joint Chiefs of Staff from October 2007 until his retirement in September 2011. Previously, Admiral Mullen served as the 28th Chief of Naval Operations (“CNO”) from July 2005 to 2007. CNO was one of four different four-star assignments Admiral Mullen held, which also included Commander, U.S. Naval Forces Europe and Commander, Allied Joint Force Command, and the 32nd Vice Chief of Naval Operations. Admiral Mullen serves on the board of directors of General Motors, and since 2012, he has served as President of MGM Consulting LLC and is the Charles and Marie Robertson Visiting Professor at the Woodrow Wilson School of Public and International Affairs at Princeton University.

Admiral Mullen will serve on the Board as the “Security Director” under that certain National Security Agreement, between the Company, SoftBank Corp. and certain U.S. government parties, as amended from time to time (the “National Security Agreement”). Other than the National Security Agreement, there are no arrangements or understandings between Admiral Mullen and any other person pursuant to which he was appointed as a director of the Company. The Company expects that Admiral Mullen will initially receive compensation applicable to the outside directors of Sprint, as disclosed in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012. Admiral Mullen is not a party to any transaction with the Company (or Sprint) that would require disclosure under Item 404(a) of Regulation S-K. Upon the closing of the Merger and the appointment of Admiral Mullen to the Board, Admiral Mullen will serve on the compensation committee of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2013	Starburst II, Inc.

	By:	/s/ Ronald D. Fisher
Ronald D. Fisher
President